March 12, 1997


TO WHOM IT MAY CONCERN:

We consent to the use of our report dated February 7, 1997, with respect to the combined financial statements as of and for the year ended December 31, 1996, of S.G. Torrey, Atlanta, Ltd. and Affiliates, included in D.R. Horton, Inc.'s Current Report on Form 8-K, dated March 13, 1997, filed with the Securities and Exchange Commission.

Yours very truly,


/s/ Brian Land
Whittington, McLemore, Land, Davis, and White, C.P.A.'s, P.C.

DBL/smc